Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

LyondellBasell Names Bhavesh V. “Bob” Patel as New CEO

HOUSTON AND LONDON, Dec. 18, 2014 – LyondellBasell (NYSE: LYB) announced today that the Supervisory Board has appointed Bhavesh V. “Bob” Patel chief executive officer, effective January 12, 2015. Patel succeeds James L. Gallogly, who previously announced his plan to retire.

“After a rigorous selection process, we chose Bob Patel based on his proven leadership, his outstanding track record, and his numerous contributions to the success of LyondellBasell,” said Supervisory Board Chairman Robert G. Gwin. “The Board is grateful to Jim Gallogly for his many accomplishments and his outstanding service to the company and its stakeholders. We are very pleased to announce Bob’s appointment as Jim’s successor and we have full confidence that he will continue to lead the Company to new heights,” Gwin said.

Patel has served as executive vice president, Olefins and Polyolefins (O&P) – Europe, Asia & International and Technology since October 2013. After serving in several positions of increasing responsibility at Chevron Corporation and Chevron Phillips Chemical Company, Patel joined LyondellBasell in March 2010 as senior vice president, O&P – Americas, where he successfully restructured the business to take advantage of the shale gas expansion in the U.S. In November 2010, he was named senior vice president, O&P – EAI and Technology. In that role, he again successfully restructured the business and improved profitability.

In recognition of his contributions, Patel was promoted to executive vice president in October 2013 and given additional responsibility for the Company’s manufacturing operations outside of the Americas. As executive vice president, Patel has been responsible for the Company’s outperformance of its peers in Europe and Asia by streamlining operations, shifting to advantaged feedstocks and operating plants more reliably.

In April of 2014, Patel was appointed by shareholders to the Company’s Management Board and will serve as the Chairman of the Management Board when he assumes the role of CEO in January. The Company’s Management Board is responsible for overall management of the Company and the implementation of corporate strategy.

“I am honored by the Supervisory Board’s confidence and thankful for Jim’s leadership,” said Patel. “Moving forward, we will build upon the strong foundation Jim has established. I truly believe our greatest achievements are yet to come and I look forward to the next exciting chapter in LyondellBasell’s future,” he concluded.

LyondellBasell

www.lyondellbasell.com

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About LyondellBasell

LyondellBasell (NYSE: LYB) is one of the world’s largest plastics, chemical and refining companies and a member of the S&P 500 Index. LyondellBasell (www.lyb.com) manufactures products at more than 55 sites in 18 countries. LyondellBasell products and technologies are used to make items that improve the quality of life for people around the world including packaging, electronics, automotive parts, home furnishings, construction materials and biofuels.

This press release contains forward-looking statements. These statements are not guarantees of future performance or outcomes and involve certain risks, uncertainties and assumptions that are difficult to predict. While LyondellBasell believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting LyondellBasell will be those currently anticipated. All forward-looking statements are expressly qualified in their entirety by the cautionary statements above as well as factors affecting our business generally as set forth in the “Risk Factors” section of our Form 10-K for the year ended December 31, 2013, which can be found at www.lyb.com on the Investor Relations page and on the Securities and Exchange Commission’s website at www.sec.gov.

SOURCE: LyondellBasell

Media Contact:	George F. Smalley	+1 713-309-7575
Investor Contact:	Douglas J. Pike	+1 713-309-7141

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LyondellBasell

www.lyondellbasell.com